Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	April 27, 2026
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2026 FIRST QUARTER FINANCIAL RESULTS

Consolidated Results of Operations - Three-Month Periods Ended March 31, 2026 and 2025:

KING OF PRUSSIA, PA - Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended March 31, 2026, net income was $5.0 million, or $.36 per diluted share, as compared to $4.8 million, or $.34 per diluted share, during the first quarter of 2025.

The increase in our net income of $242,000, or $.02 per diluted share, during the three-month period ended March 31, 2026, as compared to the first quarter of 2025, consisted of the following: (i) an increase of $217,000, or $.02 per diluted share, resulting from a decrease in interest expense due primarily to a decrease in our average effective borrowing rate (which gives effect to various interest rate swap agreements), and; (ii) a net aggregate increase of $25,000 resulting from increased income generated at various properties.

As calculated on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), our funds from operations ("FFO") were $12.3 million, or $.88 per diluted share, during the first quarter of 2026, as compared to $11.9 million, or $.86 per diluted share during the first quarter of 2025. The increase of $336,000, or $.02 per diluted share, was due primarily to the above-mentioned increase in our net income during the first quarter of 2026, as compared to the first quarter of 2025, as well as an increase in depreciation and amortization expense.

Dividend Information:

The first quarter dividend of $.745 per share, or $10.3 million in the aggregate, was declared on March 11, 2026 and paid on March 31, 2026.

Credit Agreement Amendment and Capital Resources Information:

In April, 2026, and as previously disclosed on Form 8-K as filed with the Securities and Exchange Commission on April 24, 2026, we entered into the first amendment to the second amended and restated credit agreement which increased the borrowing capacity to $475 million from $425 million previously. The maturity date, which was unchanged, is September 30, 2028, and we have the option to extend the maturity date for two additional six-month periods.

As of March 31, 2026, we had $359.5 million of borrowings outstanding pursuant to the terms of our credit agreement.

Miller Medical Plaza:

In October 2025, we entered into a ground lease with a wholly-owned subsidiary of UHS with the intent to develop, construct and own the real property of the Miller Medical Plaza, an 80,000 square foot MOB located in Palm Beach Gardens, Florida. This MOB will be located on the campus of the Alan B. Miller Medical Center, a newly constructed acute care hospital owned and operated by a wholly-owned subsidiary of UHS, which is scheduled to be completed and opened during the second quarter of 2026.

Construction of this MOB, for which we have engaged a wholly-owned subsidiary of UHS to act as project manager, commenced in February 2026, and is expected to be completed during the fourth quarter of 2026. The cost of the MOB is estimated to be approximately $34 million. A wholly-owned subsidiary of UHS has executed a 10-year master flex lease agreement, which commences when building is completed and is subject to reduction based on the execution of third-party leases, for approximately 75% of the rentable square feet of the MOB.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human-service related facilities including acute care hospitals, behavioral health care hospitals, specialty facilities, medical/office buildings, free-standing emergency departments and childcare centers. We have investments or commitments in seventy-seven properties located in twenty-one states.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, as well as the operations and financial results of each of our tenants, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7 - Forward-Looking Statements in our Form 10-K for the year ended December 31, 2025), may cause the results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Many of the factors that could affect our future results are beyond our control or ability to predict. Future operations and financial results of our tenants, and in turn ours, could be materially impacted by various developments including, but not limited to, potential significant reductions in federal funding for state Medicaid programs, and/or other potential changes, which would likely result in reduced Medicaid payments to the operators of our facilities; decreases in staffing availability and related increases to wage expense experienced by our tenants resulting from the shortage of nurses and other clinical staff and support personnel; the impact of government and administrative regulation of the health care industry; declining patient volumes and unfavorable changes in payer mix caused by deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients as the result of, among other things, the December 31, 2025 expiration of the enhanced subsidies formerly granted in connection with the purchase of coverage through insurance exchanges as provided for by the Patient Protection and Affordable Care Act, business closings and layoffs); potential cost increases and disruptions related to supplies and building materials resulting from changes in laws or policies governing the terms of foreign trade, and in particular, increased trade restrictions, tariffs or taxes on imports from where the products or materials are made; and potential increases to other expenditures.

In addition, the increase in interest rates during the past few years has substantially increased our borrowings costs and reduced our ability to access the capital markets on favorable terms. Additional increases in interest rates could have a significant unfavorable impact on our future results of operations and the resulting effect on the capital markets could adversely affect our ability to carry out our strategy.

We believe that, if and when applicable, adjusted net income and adjusted net income per diluted share (as reflected on the Supplemental Schedule), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of material items that are non-recurring or non-operational in nature including items such as, but not limited to, gains or losses on transactions.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, which are non-GAAP financial measures, are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO adjusts for the effects of certain items, such as gains or losses on transactions that occurred during the periods presented. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2025. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three Months Ended March 31, 2026 and 2025

(amounts in thousands, except share information)

(unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenues:
Lease revenue - UHS facilities (a.)	$8,383	$8,327
Lease revenue - Non-related parties	14,202	14,326
Other revenue - UHS facilities	236	229
Other revenue - Non-related parties	366	314
Interest income on financing leases - UHS facilities	1,342	1,352
	24,529	24,548
Expenses:
Depreciation and amortization	6,954	6,845
Advisory fees to UHS	1,403	1,364
Other operating expenses	7,215	7,305
	15,572	15,514
Income before equity in income of unconsolidated limited liability companies ("LLCs") and interest expense	8,957	9,034
Equity in income of unconsolidated LLCs	514	412
Interest expense, net	(4,452)	(4,669)
Net income	$5,019	$4,777
Basic earnings per share	$0.36	$0.35
Diluted earnings per share	$0.36	$0.34

Weighted average number of shares outstanding - Basic	13,833	13,810
Weighted average number of shares outstanding - Diluted	13,875	13,851

(a.) Includes bonus rental on McAllen Medical Center, a UHS acute care hospital facility, of $1,011 and $817 for the three-month periods ended March 31, 2026 and 2025, respectively.

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Three Months Ended March 31, 2026 and 2025

(amounts in thousands, except share information)

(unaudited)

Calculation of Funds From Operations (“FFO”)

	Three Months Ended		Three Months Ended
	March 31, 2026		March 31, 2025
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$5,019	$0.36	$4,777	$0.34
Plus: Depreciation and amortization expense:
Consolidated investments	6,954	0.50	6,845	0.50
Unconsolidated affiliates	293	0.02	308	0.02
FFO	$12,266	$0.88	$11,930	$0.86
Dividend paid per share		$0.745		$0.735

Universal Health Realty Income Trust

Consolidated Balance Sheets

(amounts in thousands, except share information)

(unaudited)

	March 31,	December 31,
	2026	2025
Assets:
Real Estate Investments:
Buildings and improvements and construction in progress	$671,519	$666,122
Accumulated depreciation	(319,269)	(312,982)
	352,250	353,140
Land	56,870	56,870
Net Real Estate Investments	409,120	410,010
Financing receivable from UHS	81,945	82,148
Net Real Estate Investments and Financing receivable	491,065	492,158
Investments in limited liability companies ("LLCs")	20,360	20,125
Other Assets:
Cash and cash equivalents	7,064	6,686
Lease and other receivables from UHS	7,382	7,530
Lease receivable - other	8,072	8,034
Intangible assets (net of accumulated amortization of $11.3 million and $10.9 million, respectively)	5,255	5,640
Right-of-use land assets, net	11,386	11,395
Deferred charges, notes receivable and other assets, net	13,179	13,339
Total Assets	$563,763	$564,907
Liabilities:
Line of credit borrowings	$359,500	$356,200
Mortgage notes payable, non-recourse to us, net	18,293	18,435
Accrued interest	664	910
Accrued expenses and other liabilities	13,841	13,785
Ground lease liabilities, net	11,399	11,398
Tenant reserves, deposits and deferred and prepaid rents	12,263	11,795
Total Liabilities	415,960	412,523
Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2026 - 13,875,566; 2025 - 13,874,607	139	139
Capital in excess of par value	272,375	272,147
Cumulative net income and other	867,923	862,904
Cumulative dividends	(994,779)	(984,443)
Accumulated other comprehensive income	2,145	1,637
Total Equity	147,803	152,384
Total Liabilities and Equity	$563,763	$564,907